QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.8

SUBSCRIPTION AGENT AND INFORMATION AGENT AGREEMENT

Date: January 20, 2004

Mellon Bank, N.A.
c/o Mellon Investor Services LLC
85 Challenger Rd.
Ridgefield Park, NJ 07660

Mellon Investor Services LLC
85 Challenger Rd.
Ridgefield Park, NY 07660

Attn:    Reorganization Department

Gentlemen:

        UnitedGlobalCom, Inc., Delaware corporation (the "Company"), is distributing 0.28 rights (each a "Right"), for each share of its Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") to the respective holders of record thereof at the close of business on January 21, 2004 (the "Record Date"), to subscribe for and purchase (the "Subscription Offer") shares of the Company's Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively (the "Additional Common Stock"), at a subscription price of $6.00 per share (the "Subscription Price"), upon the terms and conditions set forth in the Prospectus (defined below). Holders of record of the Company's Class A Common Stock at the close of business on the Record Date are referred to herein together as "Class A Holders" and, individually, as a "Class A Holder". Rights to subscribe for and purchase the Company's Class A Common Stock are referred to herein as "Class A Rights". The term "Subscribed" shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Subscription Offer, and the term "Subscription" shall mean any such submission. The Subscription Offer will expire at 5:00 p.m., New York City time, on February 6, 2004 (the "Expiration Time"), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

        The Company filed a registration statement on January 12, 2004 relating to the Additional Common Stock and the Rights with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (as such registration statement was or may be amended or supplemented, the "Registration Statement"). The Registration Statement was declared effective by the SEC on the date hereof. The terms of the Additional Common Stock and the Rights are more fully described in the prospectus forming part of the Registration Statement (as such prospectus may be amended or supplemented, the "Prospectus"), and the accompanying Instructions for Use of UnitedGlobalCom, Inc. Class A Rights Certificates (the "Letter of Instruction"). Copies of the Prospectus, the Letter of Instruction and the Notice of Guaranteed Delivery are annexed hereto as Exhibit 1, Exhibit 2 and Exhibit 3, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus.

        The Rights are evidenced by transferable subscription certificates (the "Certificates"), a copy of the form of Class A Common Stock Rights Certificate ("Class A Certificate") is annexed hereto as Exhibit 4. The Certificates entitle the holders thereof to subscribe, upon payment of the Subscription Price, for shares of Additional Common Stock of the class to which their certificate relates at the rate of one share for each whole Right evidenced by a Certificate (the "Basic Subscription Privilege"). No fractional Rights or cash in lieu of fractional Rights will be issued or paid. Instead, the number of Rights each holder of record of the Common Stock at the close of business on the Record Date is distributed will be rounded up to the nearest whole Right. Reference is made to the Prospectus for a complete description of the Basic Subscription Privilege and the procedures for rounding up Rights.

        Further, the Subscription Offer provides that subscribing rightsholders, and only those subscribing rightsholders who exercise their Basic Subscription Privilege in full, may purchase up to that number of shares of Additional Common Stock of the class to which their Certificate relates offered in the Subscription Offer which are not purchased by other holders of Rights pursuant to their Basic Subscription Privilege, as more fully described in the Prospectus (the "Oversubscription Privilege"). You shall, after the initial allocation of Class A Common Stock to those rightsholders exercising their Basic Subscription Privilege, allocate any remaining shares of Class A Common Stock to the rightsholders who properly exercise their Oversubscription Privilege as described in the Prospectus.

        The Company hereby appoints Mellon Bank, N.A. as subscription agent (the "Subscription Agent") for the Subscription Offer and Mellon Investor Services LLC, a subsidiary of the Subscription Agent as information agent (the "Information Agent") for the Subscription Offer in respect of the Class A Rights. The Company is acting as subscription agent and information agent for the Subscription Offer in respect of the Rights to subscribe for and purchase the Company's Class B Common Stock and Class C Common Stock. The Subscription Agent and the Information Agent are sometimes referred to herein collectively as "you." The responsibilities described herein to be performed by you shall be allocated among the Subscription Agent and the Information Agent according to your usual and customary practices. As the Information Agent also is the transfer agent (the "Transfer Agent") for the Company's Class A Common Stock, you acknowledge that you have access to and will obtain a list of holders of the Company's Class A Common Stock at the close of business on the Record Date (the "Record Stockholders List").

            1)  You are hereby authorized and directed to:

            (A)  Prepare and record Class A Certificates in accordance with this Agreement and the Prospectus in the names of Class A Holders, setting forth the number of Class A Rights and the number of shares of the Company's Class A Common Stock each such Class A Holder holds of record at the close of business on the Record Date, respectively; maintain a register of Class A Certificates and the holders of record thereof ("Class A Rightsholders"); keep such other records as are necessary for the purpose of recording such issuance; and furnish a copy of such records to the Company. Each Class A Holder is entitled to receive 0.28 Class A Rights for each share of the Company's Class A Common Stock owned by such Class A Holder at the close of business on the Record Date. The number of Class A Rights that are issued to each Class A Holder shall be rounded up by the Subscription Agent to the nearest whole number of Class A Rights. No fractional Class A Rights will be issued. Each Class A Certificate shall be dated as of the Record Date. Class A Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

            (B)  Mail or cause to be mailed, by first class mail, to each Class A Holder whose address of record is within the United States of America (including its territories and possessions and the District of Columbia) all of the following items ("Subscription Materials"), unless otherwise instructed by the Company: (i) a fully executed Class A Certificate evidencing the Rights to which such holder is entitled under the Subscription Offer, (ii) a copy of the Prospectus, (iii) a Letter of Instruction, (iv) a Notice of Guaranteed Delivery and (v) a return envelope addressed to the Subscription Agent. No Subscription Materials shall be delivered to any Class A Holder whose address of record is outside the United States of America (the "Foreign Shareholders"). The Subscription Agent shall hold Subscription Materials for the Foreign Shareholders and take such further actions with respect to the Foreign Shareholders as the Foreign Shareholders so instruct in accordance with the terms and procedures set forth in the Prospectus. If the Subscription Agent does not receive contrary instructions from a Foreign Shareholder by 11:00 a.m., New York City time on January 30, 2004, the Subscription Agent will attempt to sell, if feasible, such Foreign Shareholder's Class A Rights.

            (C)  Mail or deliver a copy of the Prospectus and other appropriate Subscription Materials to each assignee or transferee of Class A Certificates upon your receiving appropriate documents to record the assignment or transfer thereof.

            (D)  In addition to the materials described in clause 1(B) above, mail or cause to be mailed, by first class mail, to brokers, dealers and other nominees of the Company's Class A Common Stock copies of the all of the following: (i) the form of letter to brokers, dealers and nominees attached hereto as Exhibit 5, (ii) the form of letter from brokers, dealers and nominees to clients attached hereto as Exhibit 6, and (iii) the form of Beneficial Owners Election Form attached hereto as Exhibit 7.

            (E)  Accept Subscriptions upon the due exercise (including payment of the Subscription Price) of Class A Rights on or prior to the Expiration Time in accordance with the terms of the Class A Certificates and the Prospectus.

            (F)  Subject to the next sentence, accept Subscriptions from holders of Class A Rights whose Class A Certificates are alleged to have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you, accompanied by payment of the Subscription Price for the total number of shares of Class A Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on such Class A Certificates and you shall withhold delivery of the shares of Class A Common Stock Subscribed for until after the Class A Certificates have expired and it has been determined that the Class A Rights evidenced by the Class A Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

            (G)  Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

              (a)   if the Class A Certificate is registered in the name of a fiduciary and is executed by and the Company's Class A Common Stock is to be issued in the name of such fiduciary;

              (b)   if the Class A Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Company's Class A Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

              (c)   if the Class A Certificate is registered in the name of a corporation and is executed by a person in a manner that appears or purports to be done in the capacity of an officer, or agent thereof, provided the Company's Class A Common Stock is to be issued in the name of such corporation; or

              (d)   if the Class A Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided, the Company's Class A Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

            (H)  Accept Subscriptions not accompanied by Class A Certificates if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States of America together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of the Company's Class A Common Stock Subscribed for.

            (I)   Accept Subscriptions even though unaccompanied by Class A Certificates, under the circumstances and in compliance with the terms and conditions set forth in the Prospectus under the headings "THE RIGHTS OFFERING—Exercising Your Rights,—Payment of Subscription Price,—Guaranteed Delivery Procedures, and—Procedures for DTC Participants."

            (J)   Refer to the Company for specific instructions as to the acceptance or rejection of Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Section 1), and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Class A Certificates.

            (K)  Upon acceptance of a Subscription:

              (a)   promptly deposit and hold all funds received in a special, segregated account for the benefit of the Company. You shall pay to the Company interest on such funds for the period from and including the date on which such funds are deposited in the account to and excluding the date such funds are remitted to the Company or returned to Class A Rightsholders, as the case may be, at a rate equal to the T-Bill Rate (as defined below). The term "T-Bill Rate" shall mean the 3-month Treasury bill rate, as quoted in The Wall Street Journal every Tuesday, unless a Treasury bill auction is held on a Tuesday, then the 3-month Treasury bill rate on Wednesday will apply. Interest will accrue daily and will be payable to the Company on each disbursement of funds from the account to the Company or Class A Rightsholders, as the case may be. The preceding three sentences and this sentence shall survive any termination of this Agreement. Promptly following the Expiration Time you shall distribute to the Company the funds in such account and issue certificates for shares of Class A Common Stock issuable with respect to Subscriptions which have been accepted.

              (b)   advise the Company daily by email correspondence to the attention of Frederick G. Westerman III, Chief Financial Officer (the "Company Representative"), with copies to Garth B. Jensen and Alex Ritchie, in each case, to their respective email addresses set forth below, as to the total number of shares of the Company's Class A Common Stock Subscribed for, total number of Class A Rights sold, total number of Class A Rights partially Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone (303) 770-4001, confirmed by email, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals;

        Company Representative:

        Frederick G. Westerman III
        UnitedGlobalCom, Inc.
        4643 S. Ulster, Suite 1300
        Denver, CO 80237
        rwesterman@unitedglobal.com

        With copies to:

        Garth B. Jensen
        Holme Roberts & Owen LLP
        1700 Lincoln Street, Suite 4100
        Denver, CO 80203
        garth.jensen@hro.com

        Alex Ritchie
        Holme Roberts & Owen LLP
        1700 Lincoln Street, Suite 4100
        Denver, CO 80203
        alex.ritchie@hro.com

              (c)   as promptly as possible but in any event on or before 3:30 p.m., New York City time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares of the Company's Class A Common Stock Subscribed for, the number of Subscription guarantees received and the number of shares of the Company's Class A Common Stock unsubscribed for.

            (L)  Upon completion of the Subscription Offer, you shall requisition certificates from the Transfer Agent for shares of the Company's Class A Common Stock Subscribed for.

            2)  (A) The Class A Certificates shall be issued in registered form only. You shall at all times be the transfer agent and registrar for the Class A Certificates, and shall keep books and records of the registration of the Class A Certificates (such books and records are hereinafter called the "Certificate Register"). You shall promptly notify the Transfer Agent of the exercise of any Class A Certificates.

            (B)  All Class A Certificates issued upon any registration of transfer or exchange of Class A Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as Class A Certificates surrendered for such registration of transfer or exchange.

            (C)  Any Class A Certificate when duly endorsed in blank shall be deemed negotiable, and when a Class A Certificate shall have been so endorsed the holder thereof may be treated by the Company, you and all other persons dealing therewith as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding, but until such transfer is registered in the Certificate Register, the Company and you may treat the registered holder thereof as the owner for all purposes.

            3)  You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of the Company's Class A Common Stock that any Class A Certificate may indicate are to be issued to a holder thereof and the number that the Record Stockholders List or the Certificate Register, as the case may be, indicates may be issued to such holder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of the Company's Class A Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are not authorized to issue any shares of the Company's Class A Common Stock to such holder.

            4)  You will examine the Class A Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the applicable Letter of Instruction. In the event you determine that any Class A Certificate does not appear to you to have been properly completed or executed, or where the Class A Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Class A Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Class A Certificate has been cured or waived and that such Class A Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing stockholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Class A Certificates or by registered mail insured separately for the value of such Class A Certificates) to such stockholder's address as set forth in the Subscription, any Class A Certificates surrendered in connection therewith and any other documents received with such Class A Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Class A Certificates and other documents.

            5)  Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

            6)  The Information Agent shall, in addition to its duties described elsewhere in this Agreement:

            (A)  Assist in the coordination of all printing activities and advertisement placement if required.

            (B)  Establish contacts with brokers, dealers, banks and other nominees behalf of the Company.

            (C)  Promptly after request therefor from any person purporting to hold Common Stock through The Depository Trust Company ("DTC"), mail or cause to be mailed, by first class mail, to such person, (i) the form of DTC Participant Oversubscription Exercise Form attached hereto as Exhibit 9, and (ii) the Form of Nominee Holder Certification attached hereto as Exhibit 10.

            (D)  Assist with determining the requirements for materials to be mailed or provided to holders of the Company's Class A Common Stock in connection with the Subscription Offer.

            (E)  Assist with review of documents and materials to be mailed or provided to holders of the Company's Class A Common Stock in connection with the Subscription Offer.

            (F)  Facilitate the distribution of materials to be mailed or provided to the registered and beneficial owners of the Company's Class A Common Stock and to other interested parties.

            (G)  Provide a dedicated toll-free line for all stockholder queries.

            7)  (A) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available a sufficient number of shares of the Company's Class A Common Stock to permit the exercise in full of all Class A Rights issued pursuant to the Subscription Offer. Subject to the terms and conditions of this Agreement, you will request the Transfer Agent to issue certificates evidencing the appropriate number of shares of the Company's Class A Common Stock as required from time to time in order to effectuate the Subscriptions.

            (B)  The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of the Company's Class A Common

    Stock issuable upon the exercise of the Class A Certificates at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of the Company's Class A Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

            (C)  The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the SEC and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Class A Certificates or the Company's Class A Common Stock issued upon exercise of Class A Certificates.

            8)  Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

            9)  The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days' prior notice to the Company. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder (except for any responsibilities or duties under the sections of this Agreement that expressly survive termination of this Agreement). If the Company terminates this Agreement for any reason, the Company will pay you a termination fee (the "Termination Fee") equal to the greater of (a) $22,000 and (b) reasonable and actual expenses, including out-of-pocket expenses, incurred by you and associated with work performed by you under this Agreement prior to the time you are notified of such termination. You shall provide the Company with documentation of such expenses as the Company may reasonably request and, in no event, shall the amount of such Termination Fee exceed the $36,500. If the Company terminates this Agreement, upon payment of the Termination Fee, you will forward to the Company or its designee promptly any Class A Certificate or other document relating to your duties hereunder that has not been so forwarded on or prior to such termination or that you may receive after your appointment has so terminated. If you terminate this Agreement, you will forward to the Company or its designee promptly any Class A Certificate or other document relating to your duties hereunder that has not been so forwarded on or prior to such termination that you may receive after your appointment has so terminated. This Section 9), Sections 10), 11), 12), 13) and 13) of this Agreement and the sentences relating to interest in Section 1)K) shall survive any termination of this Agreement.

          10)  As agent for the Company hereunder you:

            (A)  shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

            (B)  shall have no obligation to issue any shares of the Company's Class A Common Stock unless the Company shall have provided a sufficient number of certificates for such Class A Common Stock;

            (C)  shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Class A Certificates surrendered to you hereunder or shares of the Company's Class A Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

            (D)  shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

            (E)  may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

            (F)  shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

            (G)  shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

            (H)  may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

            (I)   may consult with counsel satisfactory to you, including the Company Representative, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

            (J)   may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder; and

            (K)  are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

          11)  In the event any question or dispute arises with respect to the proper interpretation of the Subscription Offer or your duties hereunder or the rights of the Company or of any Class A Rightsholders surrendering Class A Certificates pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the rightsholders and all other parties that may have an interest in the settlement.

          12)  Any instructions given to you orally, as permitted by any provision of this Agreement, shall, if requested by you, be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

          13)  The Company's obligation to pay you, for your services as Subscription Agent and Information Agent hereunder, compensation in accordance with the fee schedule attached hereto as Schedule I, together with reimbursement for reasonable out-of-pocket expenses, including reasonable fees and disbursements of your legal counsel shall not depend on whether any Class A Certificates are surrendered to you.

          14)  (A) The Company covenants to indemnify and hold you harmless from and against any loss, liability, claim or expense ("Loss") arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of your gross negligence or intentional misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action. Any liability of yours will be limited to the amount of fees paid by the Company hereunder.

            (B)  In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Company or of any Class A Rightsholders delivering Class A Certificates pursuant to the Subscription Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all rightsholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the rightsholders and all other parties that may have an interest in the settlement.

            (C)  The obligations of Company under this section shall survive the termination of this Agreement.

          15)  If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

          16)  The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Subscription Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Subscription Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offer.

          17)  In the event that any claim of inconsistency between this Agreement and the terms of the Prospectus arise, as they may from time to time be amended, the terms of the Prospectus shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

          18)  Set forth on Schedule II hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement.

          19)  Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Mellon Bank, N.A., 85 Challenger Rd., Ridgefield Park, N.J. 07660, Attention: Reorganization Department, or, if to the Information Agent, to Mellon Investor Services LLC, 85 Challenger Rd., Ridgefield Park, N.J. 07660, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

          20)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

          21)  No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

          22)  This Agreement together with the Exhibits and Schedules hereto constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, whether written or oral, between any of the parties hereto with respect to the subject matter hereof.

[Signatures on Next Page.]

        Please acknowledge receipt of this letter and confirm your agreement concerning the appointment of Mellon Bank, N.A., as Subscription Agent, and Mellon Investor Services LLC, as Information Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,
UNITEGLOBALCOM, INC.
By:
Name:	Frederick G. Westerman III
Title:	Chief Financial Officer
Address for notices:	UnitedGlobalCom, Inc. 4643 S. Ulster, Suite 1300 Denver, CO 80237
With a copy to:
UnitedGlobalCom, Inc. 4643 S. Ulster, Suite 1300 Denver, CO 80237 Attn: Legal Department

Accepted as of the date
above first written:

MELLON BANK, N.A AS SUBSCRIPTION AGENT	MELLON INVESTOR SERVICES LLC AS INFORMATION AGENT
By:	By:
Name:	Name:
Title:	Title:

QuickLinks

SUBSCRIPTION AGENT AND INFORMATION AGENT AGREEMENT